As filed with the Securities and Exchange Commission on August 19, 2020.
Registration No. 333-204433

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
New York City REIT, Inc.
(Exact name of registrant as specified in its charter)
Maryland (State or other jurisdiction of incorporation or organization)	46-4380248 (I.R.S. Employer Identification Number)
650 Fifth Ave., 30th Floor
New York, New York 10019
(212) 415-6500
(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
Edward M. Weil, Jr.
Executive Chairman, Chief Executive Officer, President and Secretary
650 Fifth Ave., 30th Floor
New York, New York 10019
(212) 415-6500
(Name and Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)
Copies to:
Michael J. Choate, Esq. Proskauer Rose LLP 70 West Madison, Suite 3800 Chicago, Illinois 60602-4342 Tel: (312) 962-3550	Daniel L. Forman, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000
Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this Post-Effective Amendment No. 1 to the Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐
Pursuant to Rule 416(b), the amount of shares of common stock registered pursuant to this Registration Statement (File No. 333-204433) shall be reduced by 2.43 times as a result of the registrant’s 9.72-to-1 reverse stock split followed by a stock dividend of three shares for every share outstanding completed on August 5, 2020 (collectively, the “Reclassification”).
The registrant previously paid a registration fee of $68,994 in relation to the registration of 10,288,066 shares of common stock, $0.01 par value per share (as adjusted for the Reclassification) in connection with the Registration Statement filed with the Commission on May 22, 2015. 1,047,920 shares of the registrant’s common stock (as adjusted for the Reclassification) have been sold thereunder through the date hereof. Consequently, 9,240,146 shares of common stock remain available for sale pursuant to this Registration Statement. In connection with the Reclassification, the registrant’s common stock has been renamed as Class A common stock, par value $0.01 per share.
Each share of the registrant’s Class A common stock registered hereunder, if issued prior to the termination of the registrant’s rights agreement, dated as of August 17, 2020, between the registrant and the rights agent named therein, includes one Class A preferred stock purchase right which entitles the registered holder to purchase from the registrant one one-thousandth of a share of Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), of the registrant at a price of $55.00 per one one-thousandth of a share of Series A Preferred Stock represented by a Class A preferred stock purchase right, subject to adjustment. The Class A preferred stock purchase rights will generally only become exercisable on the 10th business day after the registrant’s board of directors becomes aware that a person or entity has become the owner of 4.9% or more of the shares of the registrant’s common stock, including the Class A common stock and the registrant’s Class B common stock, $0.01 par value per share, or the commencement of a tender or exchange offer which would result in the offeror becoming an owner of 4.9% or more of the common stock. Until exercisable, the Class A preferred stock purchase rights will be inseparable from the underlying shares of Class A common stock.
EXPLANATORY NOTE
This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-204433) is being filed to amend and restate the registrant’s existing distribution reinvestment plan following the listing of its Class A common stock, par value $0.01 per share, on The New York Stock Exchange.

PROSPECTUS
AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN
9,240,146 shares of Class A common stock
With this prospectus, we are offering you the opportunity to participate in our Amended and Restated Distribution Reinvestment Plan (the “Plan”), which will become effective on August 28, 2020.
Pursuant to the Plan, holders of shares of both of our outstanding classes of stock (collectively, “common stock”) may reinvest all or a portion of the cash distributions we pay them in additional shares of our Class A common stock, par value $0.01 per share (“Class A common stock”). Our Class A common stock, $0.01 par value per share (“Class A common stock”), is listed on the New York Stock Exchange (the “NYSE”) under the symbol “NYC.” On August 18, 2020, the last reported sale price of our Class A common stock on the NYSE was $17.60 per share. We have one other class of outstanding stock, Class B common stock, $0.01 par value per share (“Class B common stock,” and together with Class A common stock, our “common stock”). The shares of Class B common stock will not be listed on the NYSE but will automatically convert into shares of Class A common stock to be listed on the NYSE in three equal tranches over the 360 days following the date our Class A common stock was listed on the NYSE, unless converted earlier. If earlier, shares of Class B common stock will instead convert into shares of Class A common stock on the earlier of (i) the date and time when any rights to purchase our securities attached to shares of Class A common stock begin to trade separately from the shares of Class A common stock and become exercisable in accordance with the terms of any rights agreement to which we are then a party, or (ii) a date and time determined by our board of directors and set forth in a Certificate of Notice filed with the Maryland Department of Assessments and Taxation (the “SDAT”).
Any current holder of Class A common stock or Class B common stock who joins or participates in the Plan, or who has previously enrolled in the Plan, will be considered a Participant (as defined below). Shares of Class A common stock purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using Participants’ funds.
Enrollment in the Plan is entirely voluntary and Participants in the Plan may terminate their participation at any time. A broker, bank or other nominee may reinvest distributions on behalf of beneficial owners. If you elect not to participate in the Plan, you will receive dividends, if and when authorized by our board of directors and declared by us, by check or automatic deposit to a bank account that you designate. Shares of Class A common stock purchased under the Plan are issued in the name of the Plan Administrator, Computershare Trust Company, N.A. (the “Plan Administrator”), or its nominee, as agent for the Participants. As record holder of the shares held in Participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares held by it on the applicable record date, will credit such distributions to the Participants’ accounts on the basis of whole and fractional shares held in these accounts, and will reinvest certain distributions in shares of Class A common stock as directed by each Participant. Participants in the Plan may request that any or all of their shares held in Plan accounts be sold by the Plan administrator.
This prospectus relates to 9,240,146 shares of Class A common stock offered hereby and registered for sale under the Plan. To the extent that shares of Class A common stock issued hereunder are authorized but previously unissued shares rather than shares acquired in the open market, the Plan will raise additional capital for the Company. The Company intends to issue such shares from time to time and, therefore, the Plan is expected to raise capital for the Company.
We have elected to qualify as a real estate investment trust (“REIT”) for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the “Code”). Shares of our capital stock are subject to ownership limitations that are primarily intended to assist us in maintaining our qualification as a REIT. Our charter contains certain restrictions relating to the ownership and transfer of our capital stock, including, subject to certain exceptions, a limit on ownership of more than 9.8% of common stock by value or number of shares, whichever is more restrictive. See “Material U.S. Federal Income Tax Considerations — Restrictions on Transfer and Ownership of Stock” in this prospectus for a description of these restrictions.
PLAN HIGHLIGHTS
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You may invest any of your cash distributions that we pay to you in additional shares of Class A common stock without paying any brokerage commissions or fees.

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Once you are enrolled in the Plan, cash distributions paid on the shares of common stock, including both shares of Class A common stock and Class B common stock, will be automatically reinvested in additional shares of Class A common stock until you terminate your participation in the Plan or your participation is terminated by us. No minimum number of shares of common stock is required to participate in the Plan.

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Your continued participation in the Plan is entirely voluntary and you may terminate your participation at any time. If you are not a Participant, or if you are a Participant and you terminate your participation in the Plan, you will continue to receive any cash distributions paid on your shares of common stock.

Investing in our Class A common stock involves risks. You should read this prospectus and any prospectus supplement or amendment carefully so you will know how the Plan works and then retain it for future reference. You should carefully read and consider “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and in any Current Reports on Form 8-K, and under similar headings in other documents that are incorporated by reference into this prospectus or filed with the Securities and Exchange Commission before investing in our Class A common stock. See “Where You Can Find More Information” and “Cautionary Note Regarding Forward-Looking Statements.”
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.
Prospectus dated August 19, 2020

You should rely only on the information contained in or incorporated by reference into this prospectus, any applicable prospectus supplement or any applicable free writing prospectus. We have not authorized any dealer, salesperson, or other person to provide you with any information or to represent anything not contained or incorporated by reference in this prospectus. If anyone provides you with different, inconsistent, unauthorized or additional information or representations, you should not rely on it. This prospectus and any applicable prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to purchase, any securities in any jurisdiction to or from any person to whom or for whom it is unlawful to make the offer or solicitation in the jurisdiction. You should assume that the information appearing in this prospectus, any applicable prospectus supplement, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
Unless otherwise indicated or the context requires otherwise, in this prospectus, the “Company,” “we,” “us” and “our” refer to New York City REIT, Inc., a Maryland corporation, and its direct and indirect subsidiaries, including, without limitation, New York City Operating Partnership, L.P., a Delaware limited partnership of which we are the sole general partner, which we refer to as our “operating partnership” or the “OP”. In this prospectus, the term “distributions” refers to ordinary distributions or dividends, as authorized by our board of directors and declared by us on a regular, monthly or quarterly, basis, and payable to all holders of shares of both classes of our common stock.
In anticipation of the listing of our Class A common stock on the NYSE, on August 5, 2020 we implemented a series of corporate actions, that resulted in a net reduction of 2.43 for every one share of common stock (which has been renamed Class A common stock) outstanding prior to these corporate actions (collectively, the “Reverse Stock Split”). Specifically, we implemented the following series of corporate actions:
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amended our charter to effect a 9.72-to-1 reverse stock split combining every 9.72 shares of our common stock, par value $0.01 per share, into one share of common stock, par value $0.0972 per share;

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amended our charter to reduce the par value of the shares of common stock outstanding after the reverse stock split from $0.0972 per share to $0.01 per share and rename the common stock “Class A common stock;”

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reclassified 9,750,000 authorized but unissued shares of Class A common stock (equal to approximately three times the number of shares of Class A common stock then issued and outstanding) into shares of Class B common stock, par value $0.01 per share; and

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declared and paid a stock dividend of three shares of Class B common stock to every holder of record of Class A common stock.

Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, all share and per share information gives effect to the Reverse Stock Split.
NEW YORK CITY REIT, INC.
We were incorporated on December 19, 2013 as a Maryland corporation and elected to be taxed as a REIT beginning with our taxable year ended December 31, 2014. Substantially all of our business is conducted through the OP.
In March 2019, we changed our name from American Realty Capital New York City REIT, Inc. to New York City REIT, Inc. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our REIT taxable income to stockholders and otherwise maintain our qualification as a REIT.
We were formed to invest our assets in office properties located in the five boroughs of New York City, with a focus on Manhattan. We have also purchased certain real estate assets that accompany office properties, including retail spaces and amenities, and may purchase hospitality assets, residential assets and other property types located exclusively in New York City. As of June 30, 2020, we owned eight properties consisting of 1,163,061 rentable square feet acquired for an aggregate purchase price of $790.7 million.
Our Class A common stock is listed on the NYSE under the symbol “NYC.” We have one other class of outstanding stock, Class B common stock. Except with respect to listing and conversion as described below, shares of Class B common stock have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the shares of Class A common stock. The Company has applied to list only shares of Class A common stock on the NYSE. The shares of Class B common stock will not be listed on the NYSE. Instead, one-third of the issued and outstanding shares of Class B common stock will automatically convert into Class A common stock and be listed on the NYSE no later than 120 days (or the next business day) following the date Class A common stock is listed on the NYSE. Following the conversion, one-half of the issued and outstanding shares of Class B common stock will automatically convert into Class A common stock and be listed on the NYSE no later than 240 days (or the next business day) following the date Class A common stock is listed on the NYSE. Following the second conversion, all issued and outstanding shares of Class B common stock will automatically convert into Class A common stock and be listed on the NYSE no later than 360 days (or the next business day) following the date Class A common stock is listed on the NYSE. If earlier than the conversion dates specified above, shares of Class B common stock will instead convert into shares of Class A common stock on the earlier of (i) the date and time when any rights to purchase our securities attached to the shares of Class A common stock begin to trade separately from the Class A common stock and become exercisable in accordance with the terms of any rights agreement to which we are then a party or (ii) a date and time as may be determined by our board of directors and set forth in a Certificate of Notice filed with the SDAT.
We have no employees. New York City Advisors, LLC (our “advisor”) has been retained by us to manage our affairs on a day-to-day basis and we have retained New York City Properties, LLC to serve as our property manager. Our advisor and property manager are under common control with AR Global Investments, LLC (the successor business to AR Capital, LLC, “AR Global”), and these related parties receive compensation, fees and expense reimbursements for services related to the investment and management of our assets.
Our principal executive offices are located at 650 Fifth Avenue, 30th Floor, New York, NY 10019. Our Investor Relations telephone number is (866) 902-0063. We maintain a website at www.newyorkcityreit.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus does not contain all of the information included in the related registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this prospectus forms a part, including its exhibits.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following addresses:
New York City REIT, Inc.
650 Fifth Ave., 30th Floor
New York, New York 10019
(212) 415-6500
Attn: Investor Relations
Our SEC filings are also available to you at the SEC’s website at www.sec.gov and at our website at www.newyorkcityreit.com. The contents of our website are not deemed to be part of this prospectus or any prospectus supplement.

SELECTED CONSOLIDATED FINANCIAL DATA
You should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated by reference into this prospectus. The following selected financial data is not intended to replace our historical consolidated financial statements, except that share and per share information for all periods presented has been retroactively adjusted for the effects of the Reverse Stock Split that occurred on August 5, 2020.
	June 30, (unaudited)		December 31, (audited)
Balance sheet data (In thousands)	2020	2019	2019	2018	2017	2016	2015
Total real estate investments, at cost	$862,890	$777,373	$862,608	$774,494	$753,793	$744,945	$550,369
Total assets	887,711	867,297	901,356	773,742	760,450	773,604	726,415
Mortgage notes payable	395,802	344,517	395,031	291,653	233,517	191,328	93,176
Total liabilities	481,848	435,318	480,807	330,062	278,966	233,413	130,276
Total equity	405,863	431,979	420,549	443,680	481,484	540,191	596,139
Operating data (In thousands, except share and per share data)	Six Months Ended June 30, (unaudited)		Year Ended (audited)
	2020	2019	2019	2018	2017	2016	2015
Total revenues	$36,039	$33,576	$70,530	$62,399	$58,384	$47,607	$26,436
Total operating expenses	39,046	36,823	76,110	73,661	70,496	60,312	38,849
Operating loss	(3,007)	(3,247)	(5,580)	(11,262)	(12,112)	(12,705)	(12,413)
Total other income (expense)	(9,067)	(7,164)	(16,310)	(12,850)	(10,961)	(7,060)	(3,372)
Net loss	$(12,074)	$(10,411)	$(21,890)	$(24,112)	$(23,073)	$(19,765)	$(15,785)
Other data:
Cash flows provided by (used in) operations	$(4,127)	$1,329	$(1,603)	$(7,080)	$2,282	$4,128	$(5,194)
Cash flows provided by (used in) investing activities	(1,451)	(7,212)	(45,974)	(14,935)	(10,340)	(95,880)	(169,164)
Cash flows provided by (used in) financing activities	—	51,253	51,073	29,600	5,453	(41,127)	172,717
Per share data:
Net loss per common share − basic and diluted(1)	$(0.95)	$(0.82)	$(1.72)	$(1.88)	$(1.81)	$(1.57)	$(1.39)
Distributions declared per common share(1)	$—	$—	$—	$0.60	$3.67	$3.68	$3.68
Weighted-average number of common shares outstanding, basic and diluted(1)	12,749,895	12,748,276	12,748,923	12,851,416	12,774,612	12,620,674	11,357,763

(1)
Retroactively adjusted for the effects of the Reverse Stock Split that occurred on August 5, 2020.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
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our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 19, 2020;

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our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 19, 2020;

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our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 14, 2020;

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our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the SEC on August 13, 2020;

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our Current Reports on Forms 8-K and 8-K/A, as applicable, filed with the SEC on September 26, 2019, February 14, 2020, April 15, 2020, May 11, 2020, May 19, 2020, July 29, 2020, August 5, 2020, and August 18, 2020;

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the description of our Class A common stock included in our Registration Statement on Form 8-A filed with the SEC on August 13, 2020; and

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the description of the Class A preferred stock purchase rights included in our Registration Statement on Form 8-A filed with the SEC on August 18, 2020.

All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his, her or its written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests for those documents should be directed to us as follows: New York City REIT, Inc., 650 Fifth Avenue, 30th Floor, New York, NY 10019, Attention: Investor Relations, Telephone: (866) 902-0063. You may also obtain copies of these filings, at no cost, by accessing our website at www.newyorkcityreit.com; however, the information on, or accessible through, our website is not incorporated into and does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS
Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K and Item 1A of Part II of any subsequent Quarterly Reports on Form 10-Q and in any Current Reports on Form 8-K, which are incorporated by reference into this prospectus, as the same may be updated from time to time by our future filings under the Exchange Act.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein contain forward-looking statements. We intend for these forward looking statements to be subject to the safe harbors created by Section 27A of the Securities Act, and Section 21E of the Exchange Act. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements:
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All of our executive officers are also officers, managers or holders of a direct or indirect controlling interest in our advisor and other entities affiliated with AR Global; as a result, our executive officers, our advisor and its affiliates face conflicts of interest, including significant conflicts created by our advisor’s compensation arrangements with us and other investor entities advised by AR Global affiliates, and conflicts in allocating time among these entities and us, which could negatively impact our operating results;

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We depend on tenants for our revenue and, accordingly, our revenue is dependent upon the success and economic viability of our tenants;

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We may not be able to achieve our rental rate objectives on new and renewal leases and our expenses could be greater, which may impact operations;

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We are not currently paying dividends to our stockholders, and the actual amount and timing of any dividend we may pay in the future cannot be assured and any future dividend remains subject to authorization by our board of directors;

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Our properties may be adversely affected by economic cycles and risks inherent to New York City;

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We are obligated to pay fees, which may be substantial, to our advisor and its affiliates;

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We may fail to continue to qualify to be treated as a REIT for United States federal income tax purposes;

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We are subject to risks associated with civil unrest, a pandemic, epidemic or outbreak of a contagious disease, such as the ongoing global COVID-19 pandemic, including negative impacts on our tenants and their respective businesses;

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Because investment opportunities that are suitable for us may also be suitable for other AR Global-advised programs or investors, our advisor and its affiliates may face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders;

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The trading price of our Class A common stock may fluctuate significantly and the volatility could increase as shares of our Class B common stock convert to Class A common stock;

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Our ability to fund our capital needs will depend on, among other things, the amount of cash we are able to generate from our operations, which is dependent on, among other things, the impact of the COVID-19 pandemic on our tenants and other factors outside of our control, and our ability to access capital from outside sources, which may not be available on favorable terms, or at all;

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If we and our advisor are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay dividends;

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As of June 30, 2020, we owned only eight properties and therefore have limited diversification; and

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We may be adversely affected by the factors included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, including those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our securities.
For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We disclaim any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.
THE PLAN
The following questions and answers explain and constitute the Plan, which has been adopted by our board of directors, and will become effective on August 28, 2020. Stockholders who do not participate in the Plan will receive cash distributions, as declared, and paid in the usual manner.
PURPOSE
1.   What is the purpose of the Plan?
The primary purpose of the Plan is to provide eligible holders of shares of common stock, including both Class A common stock and Class B common stock (“Participants”) with a convenient and simple method of increasing their investment in the Company by investing cash distributions in additional shares of Class A common stock without paying any fees, to the extent shares of Class A common stock are purchased directly from the Company. See Question 5 for a description of the holders who are eligible to participate in the Plan. Shares of Class A common stock purchased under the Plan may, at the option of the Company, be directly issued by the Company or purchased by the Company’s transfer agent in the open market using Participants’ funds. To the extent shares of Class A common stock are purchased from the Company under the Plan, it will receive additional funds for general corporate and working capital purposes. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of shares of Class A common stock in order to eliminate practices which are, in the sole discretion of the Company, not consistent with the purposes or operation of the Plan or which adversely affect the price of the shares of Class A common stock.
OPTIONS AVAILABLE TO PARTICIPANTS
2.   What options are available to enrolled Participants?
Commencing with any distribution payable to stockholders of record on dates after the effectiveness of the Plan, Participants may elect to have cash distributions paid on all or a portion of their common stock automatically reinvested in additional shares of Class A common stock. Cash distributions are paid on the common stock when, if and as authorized by our board of directors and declared by the Company. Subject to the availability of shares of Class A common stock registered under the Securities Act of 1933, as amended, for issuance under the Plan, there is no minimum limitation on the amount of distributions a Participant may reinvest under the distribution reinvestment feature of the Plan.

ADVANTAGES AND DISADVANTAGES
3.   What are the advantages and disadvantages of the Plan?
Advantages:
A.   The Plan provides Participants with the opportunity to reinvest cash distributions paid on all or a portion of their shares of common stock, including both Class A common stock and Class B common stock, in additional shares of Class A common stock without paying any fees to the extent shares of Class A common stock are purchased directly from the Company.
B.   Subject to the availability of shares of Class A common stock registered for issuance under the Plan, all cash distributions paid on Participants’ shares of common stock can be fully invested in additional shares of Class A common stock. The Plan permits fractional shares to be credited to Plan accounts. Distributions on fractional shares, as well as on whole shares, will also be reinvested in additional shares which will be credited to Plan accounts.
C.   The plan administrator, Computershare Trust Company, N.A. (the “Plan Administrator”), at no charge to Participants, provides for the safekeeping of the shares of Class A common stock credited to each Plan account.
D.   Periodic statements reflecting all current activity, including share purchases and the latest Plan account balance, simplify record-keeping for each Participant. See Question 17 for information concerning reports to Participants.
Disadvantages:
A.   No interest will be paid by the Company or the Plan Administrator on distributions held pending reinvestment. See Question 11.
B.   Service and per share processing fees may apply as well as any applicable share transfer taxes on the sales. See Questions 16 and 21.
C.   For U.S. federal income tax purposes, Participants will be deemed to have received the cash distributions that are reinvested and will be taxable on them to the same extent as if the cash had not been reinvested. As a result, a Participant that is subject to U.S. federal income tax will generally be required to fund its tax liability on the distributions reinvested in additional Class A common stock from other sources. See Question 23.
D.   Prospective investors in shares of Class A common stock should carefully consider the matters described under “Risk Factors” in filings with the SEC incorporated by reference, and other similar statements contained in the Plan and the documents incorporated or deemed incorporated by reference herein and therein prior to making an investment in the Class A common stock.
ADMINISTRATION
4.   Who administers the Plan?
Computershare Trust Company, N.A., which we refer to as the Plan Administrator, administers the Plan. As agent for the Participants, the Plan Administrator keeps records, sends statements of account to Participants and performs other duties relating to the Plan. See Question 17 for information concerning reports to Participants. The Company pays all costs of administering the Plan. Shares of Class A common stock purchased under the Plan are issued in the name of the Plan Administrator or its nominee, as agent for the Participants. As record holder of the shares held in Participants’ accounts under the Plan, the Plan Administrator will receive distributions on all shares held by it on the applicable record date, will credit distributions to each Participant’s account on the basis of whole and fractional shares held in these accounts, and will reinvest certain distributions in shares of Class A common stock as directed by each Participant. The Plan Administrator makes all purchases of shares of Class A common stock under the Plan.

The Plan Administrator also acts as distribution disbursing agent, transfer agent and registrar for the shares of common stock. The Plan Administrator may be reached at the following address and telephone number to obtain information about the Plan:
Computershare Trust Company, N.A.
Attention: Distribution Reinvestment Plan of New York City REIT, Inc.
P.O. Box 505013
Louisville, KY 40233-5013
(866) 902-0063
Participants should include their account number(s) and include a reference to the Company in any correspondence.
You can obtain information about your account over the Internet through “Investor Center” on the Plan Administrator’s website, www.computershare.com/NYCR. The information on or linked to the Plan Administrator’s website is not a part of and is not incorporated by reference into this Plan.
In the event that the Plan Administrator resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan and will promptly provide notice as described in Question 29.
PARTICIPATION
For purposes of this section, responses will generally be based upon the method by which the holder holds his, her or its shares of common stock. Generally, holders are either Record Owners or Beneficial Owners. A “Record Owner” is a holder who owns shares of common stock in his, her or its own name. A “Beneficial Owner” is a holder who beneficially owns shares of common stock that are registered in a name other than his, her or its own name (for example, the shares are held in the name of a broker, bank or other nominee). A Record Owner may participate directly in the Plan, whereas a Beneficial Owner will have to either become a Record Owner by having one or more shares transferred into his, her or its own name or coordinate his, her or its participation in the Plan through the broker, bank or other nominee in whose name the Beneficial Owner’s shares are held. If a Beneficial Owner who desires to become a Participant encounters any difficulties in coordinating his, her or its participation in the Plan with his, her or its broker, bank or other nominee, he, she or it should call the Company’s Investor Relations Department at (866) 902-0063.
5.   Who is eligible to participate?
All Record Owners or Beneficial Owners of at least one share of common stock are eligible to participate in the Plan. A Record Owner may participate directly in the Plan. A Beneficial Owner must either become a Record Owner by having one or more shares transferred into his, her or its own name or arrange with the broker, bank or other nominee who is the record holder to participate on his, her or its behalf. See Question 8.
To facilitate participation by Beneficial Owners, the Company has made arrangements with the Plan Administrator to reinvest distributions, on a per distribution basis, under the Plan by record holders such as brokers, banks and other nominees, on behalf of beneficial owners. See Question 8.
The Company may terminate, by written notice, at any time any Participant’s individual participation in the Plan if its participation would be in violation of the restrictions contained in the Company’s charter. These restrictions generally prohibit any person or group of persons from owning, directly or indirectly, shares of stock of any class or series of the Company if such ownership would result in any person or entity owning, or being deemed to own, by virtue of the applicable beneficial or constructive ownership provisions of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of any class or series of our stock, or violating any of the other share ownership and transfer restrictions imposed by the Company’s charter.
6.   How does an eligible stockholder or interested new investor participate?
Record Owners may join the Plan by completing and signing the enrollment form that may be obtained from the Plan Administrator (the “Enrollment Form”) and returning it to the Plan Administrator. Enrollment

Forms may be obtained at any time by written request to Computershare Trust Company, N.A., Attention: Distribution Reinvestment Plan of New York City REIT, Inc., P.O. Box 505013, Louisville, KY 40233-5013 or by telephoning the Plan Administrator at (866) 902-0063. Record Owners may also join the Plan by going to the Plan Administrator’s website, www.computershare.com/NYCR, and enrolling online.
Beneficial Owners who wish to join the Plan must instruct their broker, bank or other nominee to enroll in the Plan on their behalf.
If a Record Owner submits a properly executed Enrollment Form without electing an investment option, the Enrollment Form will be deemed to indicate the intention of the Record Owner to apply all cash distributions toward the purchase of additional Class A common stock. See Question 7 for investment options.
7.   Do Participants in the Plan prior to the effectiveness of this Plan need to do anything to continue to be Participants?
No. A participant in the Plan prior to August 28, 2020, when this Plan became effective, will remain a Participant in the Plan unless and until participation is terminated in accordance with Questions 20 and 21.
8.   What does the Enrollment Form provide?
The Enrollment Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator each Participant’s cash distributions on all or a specified percentage of shares of common stock, including both Class A common stock and Class B common stock, owned by the Participant on the applicable record date (“Participating Shares”). The Enrollment Form directs the Plan Administrator to purchase on the Investment Date (as defined in Question 11) additional shares of Class A common stock with distributions paid on Participating Shares. Distributions will continue to be reinvested on the percentage of Participating Shares until the Participant specifies otherwise by contacting the Plan Administrator, withdraws from the Plan (see Questions 20 and 21), or the Plan is terminated.
The Enrollment Form provides for the purchase of additional shares of Class A common stock through the following investment options:
A.   If the “Full Distribution Reinvestment” option is elected, the Plan Administrator will apply all cash distributions on all shares of common stock then or subsequently registered in the Participant’s name, and all cash distributions on all Plan Shares, toward the purchase of additional shares of Class A common stock.
B.   If the “Partial Distribution Reinvestment” option is elected, the Plan Administrator will apply the cash distributions on a specified percentage of the Participant’s shares of common stock to purchase additional shares of Class A common stock. The Plan Administrator will pay the Participant cash distributions on the remaining shares of common stock, when and if authorized by our board of directors.
Each Participant may select either one of these options. If a Participant returns a properly executed Enrollment Form to the Administrator without electing an investment option, the Participant will be enrolled as having selected Full Distribution Reinvestment.
Participants may change their investment options at any time by contacting the Plan Administrator by telephone, in writing or online as indicated in Question 31. See Question 11 for the effective date for any change in investment options.
9.   Is partial participation possible under the Plan?
Yes. Record Owners may designate on the Enrollment Form a percentage of shares of common stock for which distributions are to be reinvested. Distributions will thereafter be reinvested only on the percent of shares of common stock specified, and the Record Owner will continue to receive cash distributions on the remainder of the shares. See Question 8.
Whether or not a Beneficial Owner may participate in the plan partially is at the discretion of the Beneficial Owner’s broker, bank or other nominee.

10.   When may an eligible stockholder or interested new investor join the Plan?
A Record Owner or Beneficial Owner may join the Plan at any time. Once in the Plan, a Participant remains in the Plan until he, she or it withdraws from the Plan, the Company terminates his, her or its participation in the Plan or the Company terminates the Plan. See Question 21 regarding withdrawal from the Plan.
11.   When will distributions be reinvested?
Purchases of shares of Class A common stock under the Plan will be made on the “Investment Date” in each quarter which will be, with respect to both shares of Class A common stock acquired directly from the Company and shares of Class A common stock purchased in the open market, the distribution payment date.
At the time the Plan Administrator makes open market purchases, the purchases may be made on any securities exchange where the shares are traded, in the over-the-counter market or by negotiated transactions, and may be subject to terms with respect to price, delivery and other matters as agreed to by the Plan Administrator. Neither the Company nor any Participant will have any authorization or power to direct the time or price at which shares of Class A common stock will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, at the time the Plan Administrator makes open market purchases, the Plan Administrator’s broker will use its reasonable best efforts to purchase the shares of Class A common stock at the lowest possible price.
If the Enrollment Form is received prior to the record date for a distribution payment, the election to reinvest distributions will begin with that distribution payment. If the Enrollment Form is received on or after any record date, reinvestment of distributions will begin following the next record date if the Participant is still a stockholder of record.
Shares of Class A common stock will be allocated and credited to Participants’ accounts as follows: (1) shares of Class A common stock purchased from the Company will be allocated and credited as of the appropriate Investment Date; and (2) shares of Class A common stock purchased in market transactions will be allocated and credited as of the date on which the Plan Administrator completes the purchases of the aggregate number of shares of Class A common stock to be purchased on behalf of all Participants with distributions to be reinvested during the quarter.
NO INTEREST WILL BE PAID ON CASH DISTRIBUTIONS PENDING REINVESTMENT UNDER THE TERMS OF THE PLAN.
PURCHASES AND PRICES OF SHARES
12.   What will be the price to Participants of shares of Class A common stock purchased under the Plan?
The price per share of Class A common stock acquired directly from the Company will be 100% (subject to change) of the average of the high and low sales prices, computed to up to six decimal places, of the shares of Class A common stock on the NYSE on the Investment Date (as defined in Question 11), or if no trading occurs in the shares of Class A common stock on the Investment Date, the average of the high and low sales prices for the first trading day immediately preceding the Investment Date for which trades are reported.
The price per share of Class A common stock acquired through open market purchases with reinvested distributions will be the weighted average of the actual prices paid, computed to up to six decimal places, for all of the Class A common stock purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter. Depending on the number of shares being purchased and current trading volume in shares of the Class A common stock, the Plan Administrator’s broker may execute purchases in multiple transactions and over more than one day. Additionally, each Participant will be charged a per share processing fee (currently $0.05 per share) in connection with these open market purchases. Per share processing fees include any brokerage commissions the Plan Administrator is required to pay. (If a Participant desires to opt out of the distribution reinvestment feature of the Plan when the shares of Class A common stock relating to distribution reinvestments will be purchased in the open market, a Participant must notify the Plan Administrator no later than the record date for the related distribution payment date. For information as to the source of the shares of Class A common stock to be purchased under the Plan see Question 15).

Neither the Company nor any Participant will have any authorization or power to direct the time or price at which shares of Class A common stock will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Plan Administrator. However, at the time the Plan Administrator makes open market purchases, the Plan Administrator’s broker will use its best efforts to purchase the shares of Class A common stock at the lowest possible price.
All references in the Plan to the “Market Price” when it relates to distribution reinvestments which will be reinvested in shares of Class A common stock acquired directly from the Company means the average of the high and low sales prices, computed to up to six decimal places, of the shares of Class A common stock on the NYSE on the Investment Date, or if no trading occurs in the shares of common stock on the Investment Date, the average of the high and low sales prices for the first Trading Day immediately preceding the Investment Date for which trades are reported. With respect to distribution reinvestments which will be reinvested in shares of Class A common stock purchased in the open market, “Market Price” means the weighted average of the actual prices paid, computed to up to six decimal places, for all of the shares of Class A common stock purchased by the Plan Administrator with all Participants’ reinvested distributions for the related quarter.
13.   What is the Record Date for distribution reinvestment?
For the reinvestment of distributions, the “Record Date” is the record date declared by the Company for the distribution. All holders of shares of common stock on the Record Date will be entitled to receive payment of the distribution on a payment date set by the Company and announced when the Record Date is announced.
14.   How will the number of shares purchased for a Participant be determined?
A Participant’s account in the Plan will be credited with the number of shares of Class A common stock, including fractions computed up to six decimal places, equal to the total amount to be invested on behalf of the Participant divided by the purchase price per share as calculated pursuant to the methods described in Question 12, as applicable. The total amount to be invested will depend on the amount of any distributions paid on the number of Participating Shares and Plan Shares in the Participant’s Plan account and available for investment on the related Investment Date. Subject to the availability of shares of Class A common stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of distributions.
15.   What is the source of shares of Class A common stock purchased under the Plan?
Plan Shares will be purchased either directly from the Company, in which event these shares will be authorized but unissued shares, or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company’s current and projected capital needs. The Company will determine the source of the shares of Class A common stock to be purchased under the Plan at least three business days prior to the first Record Date of each fiscal quarter and will notify the Plan Administrator of this determination. Neither the Company nor the Plan Administrator will be required to provide any written notice to Participants as to the source of the shares of Class A common stock to be purchased under the Plan, but current information regarding the source of the shares of Class A common stock may be obtained by contacting the Company’s Investor Relations Department at (866) 902-0063.
16.   Are there any expenses to Participants in connection with their participation under the Plan?
Participants will have to pay a service charge and processing fees to sell Plan shares. See Question 21 for more information. Participants will incur no fees in connection with the reinvestment of distributions when shares of Class A common stock are acquired directly from the Company. Each Participant will be charged a per share processing fee (currently $0.05 per share) for shares of Class A common stock acquired through open market purchases. The Company will pay all other costs of administration of the Plan. All per share processing fees include any brokerage commissions the Plan Administrator is required to pay.

REPORTS TO PARTICIPANTS
17.   What kind of reports will be sent to Participants in the Plan?
Each Participant in the Plan will receive a statement of his, her or its account following each purchase of additional shares of Class A common stock. These statements are Participants’ continuing record of the cost of their purchases and should be retained for income tax purposes. Specific cost basis information will be included in each Participant’s statement in accordance with applicable law. In addition, Participants will receive copies of other communications sent to holders of shares of common stock, including the Company’s annual report to its stockholders, notice of annual meeting and proxy statement in connection with the Company’s annual meetings of stockholders and Internal Revenue Service (“IRS”) information for reporting distributions paid. Participants may also view their statements and other account information on the Plan Administrator’s website www.computershare.com/NYCR.
DISTRIBUTIONS ON FRACTIONS
18.   Will Participants be credited with distributions on fractions of shares?
Yes.
CERTIFICATES FOR CLASS A COMMON STOCK
19.   Will certificates be issued for shares of Class A common stock purchased?
Unless your shares are held by a broker, bank or other nominee, we will register shares of Class A common stock that we purchase for your account under the Plan in your name. We will credit these shares to your Plan account in “book-entry” form. This service protects against the loss, theft or destruction of certificates representing shares of Class A common stock.
WITHDRAWALS AND TERMINATION
20.   When may Participants withdraw from the Plan?
A Participant may withdraw from the Plan with respect to all or a portion of the shares of common stock held in his, her or its account in the Plan at any time. If the request to withdraw is received prior to a distribution record date set by our board of directors for determining stockholders of record entitled to receive a distribution, the request will be processed promptly following receipt of the request by the Plan Administrator.
If the request to withdraw is received by the Plan Administrator near a distribution record date, the Plan Administrator, in its sole discretion, may either pay the distribution in cash or reinvest it in shares for the Participant’s account. The request for withdrawal will then be processed as promptly as possible following the distribution payment date, less any applicable fees. All distributions subsequent to the Investment Date will be paid in cash unless a stockholder re-enrolls in the Plan, which may be done at any time.
21.   How does a Participant withdraw from the Plan or sell shares in his, her or its Plan account?
A Participant may withdraw from the Plan at any time either online at www.computershare.com/NYCR or by giving telephone or written instructions to the Plan Administrator. Upon closing a Plan account, the Participant will receive a check for the cash value of any fractional share of common stock. The value of that check for fractional shares of common stock will be based on the then current trading price of the shares of Class A common stock, less any service and processing fees.
Upon withdrawal from the Plan, a Participant may also request that the Plan Administrator sell all or part of the shares of Class A common stock credited to his, her of its account in the Plan. You have the following choices when making a sale:
Batch Order:   A batch order is an accumulation of all sale requests by any security holder for a security submitted together as a collective request. Batch orders are submitted on each trading day, to the extent that there are sale requests. Sale instructions for batch orders received by the Plan Administrator will be processed in the open market no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. You may request a batch order sale by calling the Plan Administrator directly at (866) 902-0063 or by writing to the Plan Administrator. All sales requests received in writing will be submitted as batch order sales. In every case of a batch order sale, the price to each selling Plan participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service fee of $25 and a processing fee of $0.12 per share sold.
Market Order:   A market order is a request to sell shares promptly at the then current market price. You may request a market order sale only online at www.computershare.com/NYCR or by calling the Plan Administrator directly at (866) 902-0063. Market order sale requests made in writing will be submitted as batch order sales. Market order sale requests received online or by telephone will be placed promptly upon receipt during normal market hours (9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next trading day. The price will be the market price for shares obtained by the Plan Administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/NYCR or call the Plan Administrator directly at (866) 902-0063. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request.
Day Limit Order:   A day limit order is an order to sell shares of our Class A common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed during aftermarket hours, the next trading day the market is open). Depending on the number of shares being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/NYCR or by calling the Plan Administrator directly at (866) 902-0063. There is a service fee of $25 and a processing fee of $0.12 per share sold for each Day Limit Order sale.
Good-Til-Cancelled (“GTC”) Limit Order:   A GTC limit order is an order to sell shares of our Class A common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order trades on more than one day during which the market is open, a separate service fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/NYCR or by calling the Plan Administrator directly at (866) 902-0063.There is a service fee of $25 and a processing fee of $0.12 per share sold for each GTC limit order sale.
General:   All sales requests processed over the telephone by a customer service representative entail an additional fee of $15.00. All per share fees include any brokerage commissions the Plan Administrator is required to pay. Fees are deducted from the proceeds derived from the sale. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee. The Plan Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Plan Administrator to determine if there are any limitations applicable to your particular sale request. Proceeds are normally paid by check, which are distributed within 24 hours of after your sale transaction has settled.
The Plan Administrator also reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares of Class A common stock for the Plan are sold, and no one, other than Plan Administrator will select the broker(s) or dealer(s) through or from whom sales are to be made.

22.   Are there any automatic termination provisions?
THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON STOCK IN ORDER TO ELIMINATE PRACTICES WHICH ARE, IN THE SOLE DISCRETION OF THE COMPANY, NOT CONSISTENT WITH THE PURPOSES OR OPERATION OF THE PLAN OR WHICH ADVERSELY AFFECT THE PRICE OF THE CLASS A COMMON STOCK.
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELEVANT TO PLAN PARTICIPANTS
23.   What are the U.S. federal income tax consequences of participation in the Plan?
The following summarizes certain U.S. federal income tax considerations to current stockholders who participate in the Plan. Participants should read the discussion under the heading “Material U.S. Federal Income Tax Considerations” in this prospectus for a summary of U.S. federal income tax considerations related to the ownership of Class A common stock.
The following summary is for general information only and is not tax advice. This discussion is based on an interpretation of the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect as of the date of the Plan, and all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to Participants subject to special treatment under the U.S. federal income tax laws and does not discuss any state, local or foreign tax consequences associated with participation in the Plan.
EACH PROSPECTIVE PARTICIPANT IN THE PLAN IS ADVISED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM, HER OR IT, IN LIGHT OF HIS, HER OR ITS SPECIFIC OR UNIQUE CIRCUMSTANCES, OF PARTICIPATING IN THE PLAN, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS PARTICIPATION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
In the case of shares of Class A common stock purchased by the Plan Administrator pursuant to the Plan, whether purchased from the Company or in the open market, Participants will be treated for U.S. federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested.
That distribution will be taxable as a dividend to the extent of the Company’s current or accumulated earnings and profits. To the extent the distribution is in excess of the Company’s current or accumulated earnings and profits, the distribution will be treated first as a tax-deferred return of capital, reducing the tax basis in a Participant’s shares, and to the extent it exceeds a Participant’s tax basis will be treated as gain realized from the sale of the Participant’s shares. A Participant that is a “U.S. Stockholder” (as defined in “Material U.S. Federal Income Tax Considerations”) will generally be required to fund its tax liability on the distributions reinvested in additional shares of Class A common stock from other sources.
A Participant’s holding period for shares of Class A common stock acquired pursuant to the Plan will begin on the day following the Investment Date. A Participant will have a tax basis in the shares of Class A common stock equal to the amount of cash used to purchase the shares of Class A common stock, plus the fees (if any) associated with that purchase.
A Participant will not realize any taxable income upon receipt of certificates for whole shares of Class A common stock credited to the Participant’s account, either upon the Participant’s request for certain of those shares of Class A common stock or upon termination of participation in the Plan. A Participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant’s account. The amount of any gain or loss will be the difference between the amount that the Participant received for the fractional share equivalent and the Participant’s tax basis thereof.
Although the matter is not free from doubt, based on certain private letter rulings obtained by other taxpayers, we intend to take the position that administrative expenses of the Plan that the Company pays do not give rise to constructive distributions to Participants. However, since the private letter rulings were not issued to the Company, the Company has no legal right to rely on their conclusions. Thus, it is possible that the IRS might view a Participant’s share of the costs as constituting a taxable dividend to the Participant and/or a dividend which reduces the basis in the Participant’s Class A common stock. For this or other reasons, the Company may in the future take a different position with respect to the costs of administering the Plan.
24.   How are income tax withholding provisions applied to Participants in the Plan?
If a Participant that is a U.S. Stockholder fails to provide certain U.S. federal income tax certifications in the manner required by law, distributions on shares of common stock (including any deemed distributions), proceeds from the sale of fractional shares and proceeds from the sale of shares of common stock may be subject to U.S. federal income tax withholding at the “backup withholding” rate. The backup withholding rate is 24% until December 31, 2025, and 28% thereafter. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain stockholders (including most corporations) are, however, exempt from the above withholding requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Participant’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
If a Participant is a Non-U.S. Stockholder (as defined in “Material U.S. Federal Income Tax Considerations”) whose distributions are subject to U.S. federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the remaining balance will be credited to the Participant’s account in shares of Class A common stock. A Non-U.S. Stockholder will not be subject to withholding under FIRPTA with respect to certain Company capital gain distributions on its shares of common stock so long as the Non-U.S. Stockholder owns 10% or less of the Company’s shares of common stock at all times during the one year period ending on the date of the distribution and those shares remain regularly traded on an established United States securities market, but distributions will instead remain subject to the 30% (or lower treaty rate) withholding tax described in the preceding sentence.
The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. As a general matter, FATCA imposes a 30% withholding tax on distributions taxable as dividends paid to (i) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and the entity meets certain other specified requirements. Applicable Treasury Regulations provide generally that withholding is required with respect to dividends on shares of our common stock. If withholding is required under FATCA on a payment related to shares of our common stock, a Participant that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on a payment generally will be required to seek a refund or credit from the IRS to obtain the benefit of exemption or reduction (provided that the benefit is available). An intergovernmental agreement governing FATCA between the United States and an applicable foreign country may modify the requirements described in this paragraph. Participants that are Non-U.S. Stockholders are urged to consult their tax advisors regarding the potential application of withholding under FATCA to their investment in shares of our common stock.
OTHER INFORMATION
25.   What happens if a Participant sells or transfers all of the shares of common stock registered in the Participant’s name?
If a Participant disposes of all shares of common stock registered in his, her or its name, and is not shown as a Record Owner on a distribution record date, the Participant will be terminated from the Plan as of this date and the Participant will be deemed to have submitted a withdrawal notice that was received prior to the applicable record date.
26.   What happens if the Company declares a distribution payable in shares or declares a share split?

Any distribution payable in shares and any additional shares distributed by the Company in connection with a share split in respect of shares credited to a Participant’s Plan account will be credited to the Participant’s Plan account. Distributions that are not paid in cash may not be reinvested pursuant to the Plan.
27.   How will shares of common stock held by the Plan Administrator be voted at meetings of stockholders?
If the Participant is a Record Owner, the Participant will receive a proxy card covering both directly held shares of common stock and shares of common stock held in the Plan. If the Participant is a Beneficial Owner, the Participant will receive a proxy covering shares of common stock held in the Plan through his, her or its broker, bank or other nominee.
If a proxy is returned properly signed and marked for voting, all the shares of common stock covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant’s shares of common stock will be voted in accordance with recommendations of our board of directors, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares of common stock registered in a Participant’s name may be voted only by the Participant in person.
28.   What are the responsibilities of the Company and the Plan Administrator under the Plan?
The Company and the Plan Administrator will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant’s account upon his or her death, with respect to the prices at which shares of Class A common stock are purchased and/or the times when those purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company’s liability with respect to alleged violations of federal securities laws. In no event shall the Company, the Plan Administrator or their agents have any liability as to any inability to purchase shares or as to the timing of any purchase.
The Company and the Plan Administrator will be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.
29.   May the Plan be changed or discontinued?
Yes. The Company may suspend, terminate, or amend the Plan at any time, effective immediately upon announcement of the suspension, termination or amendment in a press release or a Current Report on Form 8-K (or other filing) filed with the SEC. Notice will also be mailed to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after action by the Company.
The Company may substitute another administrator or agent in place of the Plan Administrator at any time. Participants will be promptly notified of any substitution, and this notice will also include any information about the effect of the change in administration of this Plan on Participants.
Any questions of interpretation arising under the Plan will be determined by the Company, in its sole discretion, and any determination will be final.
30.   Who bears the risk of market fluctuations in the trading price of shares of Class A common stock?
A Participant’s investment in shares of Class A common stock held in the Plan account is no different from his, her or its investment in directly held shares of Class A common stock. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to its shares of Class A common stock.
31.   Who should be contacted with questions about the Plan?
All correspondence regarding the Plan should be directed to:
Computershare Trust Company, N.A.
Attention: Distribution Reinvestment Plan of New York City REIT, Inc.

P.O. Box 505013
Louisville, KY 40233-5013
(866) 902-0063
Please mention New York City REIT, Inc., your account number and the Plan in all correspondence.
32.   How is the Plan interpreted?
Any question of interpretation arising under the Plan will be determined by the Company and any determination will be final. The Company may adopt terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.
33.   What are some of the Participant responsibilities under the Plan?
Participants should notify the Plan Administrator promptly of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.
Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Plan Administrator with respect to any shares of Class A common stock or cash held by the Plan Administrator except as expressly provided herein.
34.   What transactions can I conduct through the Internet?
Through “Investor Center” on the Plan Administrator’s website, www.comutershare.com/NYCR. Participants can perform the following functions:
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review their Plan account;

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arrange to receive New York City REIT, Inc. proxy material and other material sent to Record Owners over the Internet;

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sell shares;

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download forms; and

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request a change of address in their Plan account.

Participation in the Plan through the Company’s website is entirely voluntary. You may contact Computershare Trust Company, N.A. by any of the methods outlined below:
Toll-free number:	(866) 902-0063
Mailing Address:	Computershare Trust Company, N.A. Attention: Distribution Reinvestment Plan of New York City REIT, Inc. P.O. Box 505013 Louisville, KY 40233-5013
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax considerations associated with our qualification and taxation as a real estate investment trust, or REIT, and the acquisition, ownership and disposition of shares of our common stock. For purposes of this summary, references to “the company,” “we,” “our” and “us” mean only New York City REIT, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is based upon the Code, Treasury Regulations and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. Any such change could affect the validity of this summary.
This summary does not address (i) U.S. federal taxes other than income taxes or (ii) state, local or non-U.S. taxes. In addition, this summary does not purport to address the U.S. federal income or other tax considerations applicable to our stockholders that are subject to special treatment under U.S. federal income tax law, including, for example:
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financial institutions;

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partnerships or entities treated as partnerships, S corporations or other pass-through entities for U.S. federal income tax purposes;

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insurance companies;

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pension plans or other tax-exempt organizations, except to the extent summarized below;

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“qualified foreign pension funds” or entities wholly owned by a qualified foreign pension fund;

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dealers in securities or currencies;

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traders in securities that elect to use a mark to market method of accounting;

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persons that hold their stock as part of a straddle, hedge, constructive sale or conversion transaction;

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persons subject to special tax accounting rules under Code Section 451(b);

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regulated investment companies;

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REITs;

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certain U.S. expatriates;

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persons whose “functional currency” is not the U.S. dollar;

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persons who acquired shares of our common stock through the exercise of an employee stock option or otherwise as compensation; and

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investors or other beneficial owners in any stockholder.

No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of shares of our common stock, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.
This summary is also based upon the assumption that our operation, and the operation of our subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S. state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters summarized in this summary. In addition, this summary assumes that stockholders acquired shares of our stock as a capital asset, which generally means as property held for investment.
Prospective investors are urged to consult their tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of shares of our stock, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.
We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations, commencing with our taxable year ended on December 31, 2014. We intend to continue operating as a REIT so long as our board of directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.
In brief, a corporation that complies with the provisions in Code Sections 856 through 860 and qualifies as a REIT generally is not taxed on its net taxable income to the extent the income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as summarized in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2014, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our actual method of operation through the date hereof has enabled us to meet and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet, the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership or as a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we own and our investment in other assets, the applicable requirements under U.S. federal income tax laws, which are discussed below. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year. Further, as noted above, the U.S. federal income tax treatment summarized below may change, perhaps retroactively, by legislative, administrative, or judicial action. Proskauer Rose LLP has no obligation to update its opinion subsequent to the date of the opinion.
General
The term “REIT taxable income” means the taxable income as computed for a corporation that is not a REIT:
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without the deductions allowed by Code Sections 241 through 247, and 249 (relating generally to the deduction for dividends received);

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excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;

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deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% or the 75% Gross Income Tests (as defined below), the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the Asset Tests (as defined below), the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;

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deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and

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without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and, therefore. will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain that is distributed to our stockholders.
Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:
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We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.

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If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.

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We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.

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If we have net income from prohibited transactions, that income would be subject to a 100% tax. See “— REIT Qualification Requirements — Prohibited Transactions.”

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We will be subject to U.S. federal income tax at the corporate rate on any non-qualifying income from foreclosure property. We will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

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If we fail to satisfy any of the REIT Asset Tests (as summarized below), other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the U.S. federal corporate tax rate (currently 21%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the Asset Tests.

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If we fail to satisfy any other provision of the Code that would result in our failure to continue to qualify as a REIT (other than a requirement of the Gross Income Tests or the Asset Tests) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each failure.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. The penalties generally would not be deductible by us.

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If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of the asset during the five-year period beginning on the date we acquired the asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in the asset at the beginning of the recognition period will be subject to U.S. federal income tax at the corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

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A 100% tax may be imposed on transactions between us and a taxable REIT subsidiary (a “TRS”) that do not reflect arm’s-length terms.

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The earnings of our subsidiaries that are C corporations, other than a subsidiary that is a qualified REIT subsidiary (a “QRS”), including any subsidiary we may elect to treat as a TRS, will generally be subject to U.S. federal corporate income tax.

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We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of the gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on the gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Requirements
Organizational Requirements
The Code defines a REIT as a corporation, trust or association:
(1)   that is managed by one or more trustees or directors;
(2)   the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)   that would be taxable as a domestic corporation but for its qualification as a REIT;
(4)   that is neither a financial institution nor an insurance company;
(5)   that meets the gross income, asset and annual distribution requirements;
(6)   the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
(7)   in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
(8)   that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
(9)   that uses a calendar year for U.S. federal income tax purposes.
Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while requirements (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying requirement (9).
In respect of organizational requirement (2), we have entered into a rights agreement pursuant to which we will distribute one right in respect of each share of common stock outstanding to all holders of record on August 28, 2020. These rights will only become exercisable if one or more persons acquire 4.9% or more of the outstanding common stock (subject to certain exceptions); provided, however, such rights will not become exercisable if our board of directors (based on advice of counsel) determines that the exercise of a right would not prevent the beneficial ownership of our common stock from being evidenced by transferable shares or otherwise cause us to fail to qualify as a REIT. There can be no assurance that the IRS would agree with any such determination, in which case, we could fail to qualify as a REIT.
Ownership of Interests in Partnerships, Limited Liability Companies and QRSs
A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to the special rules relating to the 10% asset test described below, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest, including our operating partnership, is treated as our assets and items of income for purposes of the Asset Tests and Gross Income Tests (each as defined below).
We expect to control our subsidiary partnerships, including our operating partnership, and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and that entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in the entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of the action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own certain assets through subsidiaries that we intend to be treated as QRSs. A corporation will qualify as our QRS if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A QRS is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a QRS are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A QRS is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a QRS will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold substantially all of our investments through the operating partnership and subsidiaries of the operating partnership, we also may hold investments separately, through QRSs. Because a QRS must be wholly owned by a REIT, any QRS utilized by us would have to be owned by us, or another QRS, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.
We may from time to time own certain assets through entities that we wholly-own and that are disregarded as separate from us. If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset Tests and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Gross Income Tests.”
Ownership of Interests in TRSs
We currently do not own any interests in a TRS, but may acquire securities in one or more TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, that other corporation also will be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.
A TRS is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 20% of the gross value of a REIT’s assets may be comprised of securities of one or more TRSs. See “— Asset Tests.”
Share Ownership Requirements
The stock that we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our common stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely-held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our common stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our common stock) as specifically defined for this purpose.
Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) set forth above in “Organizational Requirements”. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in the aggregate value of our outstanding shares of stock and not more than

9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of our shares of stock without the approval of our board of directors. See the section entitled “— Restrictions on Transfer and Ownership of Stock” in this prospectus. Additionally, our charter contains provisions requiring each of our stockholders to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations, to submit a statement of that information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.
Asset Tests
At the close of each calendar quarter of the taxable year, we must satisfy a number of tests, summarized below, based on the composition of our assets (the “Asset Tests”). After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.
75% Asset Test.   At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (1) real property (including interests in real property and interests in mortgages on real property or on interests in real property), (2) shares in other qualifying REITs, (3) debt instruments issued by publicly offered REITs and (4) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to the DRIP) or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— Additional Asset Tests.”
We are currently invested in the real properties described in our filings with the SEC. We may make real estate related debt investments if the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% Asset Test and the 10% vote or value test (described below). We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower.
If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of that loan may not be a qualifying real estate asset. Under current law, it is unclear how to determine the portion of a loan that would be treated as a qualifying real estate asset. However, IRS guidance provides that the IRS will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of (1) the fair market value of the real property securing the loan, as of the date the REIT committed to acquire or modify the loan, and (2) the fair market value of the loan. Nevertheless, the application of this guidance is uncertain, particularly with respect to the proper treatment under the Asset Tests of mortgage loans acquired at a discount that later increase in value. Accordingly, no assurance can be given that the IRS would not challenge our treatment of the assets. Moreover, although we intend to make these investments in a manner so as not to fail the Asset Tests, no assurance can be given that our investments would not disqualify us as a REIT.

Additional Asset Tests.   Our assets that do not qualify for the 75% Asset Test are subject to the following additional asset tests. Not more than 25% of the value of those assets may consist of securities, other than securities that qualify for the 75% Asset Test. Not more than 20% (25% for taxable years beginning prior to January 1, 2018) of the value of those assets may consist of securities of one or more TRSs. Not more than 25% of the value of those assets may be invested in publicly offered REIT debt instruments that do not otherwise qualify as real estate assets under the 75% Asset Test (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property). In addition, if we invest in any securities that do not otherwise qualify under the 75% Asset Test, other than equity investments in QRSs and TRSs, those securities may not exceed (1) 5% of the value of our assets as to any one issuer and (2) 10% of the outstanding securities by vote and value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, such as any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.
For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (3) in the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (A) are not straight debt or other excluded securities (prior to the application of this rule), and (B) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).
We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine compliance with these requirements, we will need to estimate the value of our assets, and we do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets, including our interests in TRSs, may not be susceptible to a precise determination and are subject to change in the future. Although we are and will continue to be prudent in making these estimates, there can be no assurance that the IRS will agree with these determinations and may assert that a different value is applicable, in which case we might not satisfy the Asset Tests, and we could fail to qualify as a REIT.
A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer (other than those qualifying under the 75% Asset Test or securities of one or more QRS or TRS) representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (1) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, and (2) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.
If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if (1) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with Treasury Regulations; (2) the failure was due to reasonable cause and not to willful neglect; (3) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (4) the REIT pays a tax on the failure equal to the greater of (A) $50,000, or (B) an amount determined (under Treasury Regulations) by multiplying (i) the highest rate of tax for corporations under Code Section 11, by (ii) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).
Gross Income Tests
For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting (the “Gross Income Tests”).
75% Gross Income Test.   At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) must result from (1) rents from real property, (2) interest on obligations secured by mortgages on real property or on interests in real property, (3) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (4) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (5) income from other specified investments relating to real property or mortgages thereon (which does not include gains from the sale of a non-qualified publicly offered REIT debt instrument), and (6) temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments, which will allow us to qualify under the 75% Gross Income Test.
95% Gross Income Test.   At least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging and foreign currency transactions) for the taxable year must be derived from (1) sources that satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to realize income that satisfies the 95% Gross Income Test.
Rents from Real Property.   Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if the lease is respected as a true lease for U.S. federal income tax purposes and subject to the rules summarized below. Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.
Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits. We do not intend to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (3) enter into any lease with a related party tenant. However, it is possible, despite our intention, that we will receive rents that do not qualify as “rents from real property” under the 75% Gross Income Test and 95% Gross Income Test.
If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if the services are provided to tenants through an independent contractor from whom we derive no revenue, or through a TRS. With respect to this rule, tenants may receive some services in connection with their leases of the real properties. Our intent is that the services we provide are those usually or customarily rendered in connection with the rental of space in the geographic location in which the property is located, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test and the 95% Gross Income Test described above. Our board of directors intends to hire qualifying independent contractors or to utilize TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.
Interest Income.   It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property or an interest in real property qualifies under the 75% Gross Income Test; provided, that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which the interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, pursuant to IRS guidance, we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and the modification will not be treated as a prohibited transaction. We intend to structure our loans secured by real property so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment so that income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.
Dividend Income.   We may receive distributions from a TRS or other corporations that are not REITs or QRSs. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. These distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.
We will monitor the amount of the dividend and other income from a TRS and other corporations that are not REITs or QRSs, and will take actions intended to keep this income, and any other non-qualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that our actions will in all cases prevent a violation.
Prohibited Transaction Income.   Any gain that we realize on the sale of an asset (other than foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, either directly or through any subsidiary partnership or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. Whether an asset is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We intend to conduct our operations so that no asset owned by us is held as inventory or primarily for sale to customers, and that a sale of any asset owned by us will not be in the ordinary course of business. However, the IRS may successfully contend that some or all of the sales made by us, our subsidiary partnerships, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from the sales. The 100% tax will not apply to gains from the sale of assets that are held through a TRS, although the gains of any TRS will be subject to tax at the regular U.S. federal corporate income tax rate.
Foreclosure Property.   Foreclosure property is real property and any personal property incident to the real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which the REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to regular U.S. federal corporate income tax on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.
Satisfaction of the Gross Income Tests.   Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Based on our historic and anticipated operations, it is likely that we will have little or no non-qualifying income for U.S. federal income tax purposes. Moreover, as described above, we may establish one or more TRSs with which we could enter into leases for any properties in which we may invest. Gross income generated by any TRS would not be included in our gross income. However, we would realize gross income from a TRS in the form of rents. In addition, any dividends from a TRS to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.
If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for the year if we (1) satisfy the IRS that the failure was due to reasonable cause and not due to willful neglect, (2) attach to our U.S. federal income tax return a schedule describing the nature and amount of each item of our gross income, and (3) satisfy the IRS that any incorrect information on the schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.
Annual Distribution Requirements
In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of (1) the sum of (a) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and (b) 90% of the net income (after tax) from foreclosure property; less (2) the sum of some types of items of non-cash income. Determining whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (1) declared a dividend before the due date of our tax return (including extensions); (2) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after the declaration); and (3) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in that month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year.
For our taxable years commencing prior to January 1, 2015, for distributions to have been counted towards satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not have been “preferential dividends.” A dividend was not a preferential dividend if the distribution was (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (1) 85% of our REIT ordinary income for the calendar year, (2) 95% of our REIT capital gain net income for the calendar year, and (3) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.
We did not have any REIT taxable income for the taxable years 2014 through 2019, and accordingly were not required to make any annual distributions for those years. Once we generate REIT taxable income, we intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings, and may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:
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“residual interests” in REMICs or taxable mortgage pools;

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loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

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loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

For taxable years beginning after December 31, 2017, we (and our operating partnership) have elected to be treated as an ‘‘electing real property trade or business” and, accordingly, are not subject to the interest expense limitation under section 163(j). However, we (and our operating partnership) are required to use the alternative depreciation system to depreciate certain property and, as a result, our depreciation deductions may be reduced. Accordingly, our REIT taxable income (and, in turn, our distribution requirements) for a taxable year may be increased.
We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.
Failure to Qualify
If we fail to continue to qualify as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and are not due to willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax on our taxable income at the regular corporate rate, thereby reducing cash available for distributions. In that event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.
Recordkeeping Requirements
We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions
As mentioned above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:
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is a real estate asset under the 75% Asset Test;

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generally has been held for at least two years;

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has aggregate expenditures that are includable in the basis of the property not in excess of 30% of the net selling price;

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in some cases, was held for production of rental income for at least two years;

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in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and

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when combined with other sales in the year, either does not cause us to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion), occurs in a year when we dispose of less than 10% of our assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property) or occurs in a year when we dispose of less than 20% of our assets as well as 10% or less of our assets based on a three-year average (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we may eventually sell each of the properties we own or acquire, our primary intention in holding, acquiring and operating properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “REIT Qualification Requirements — Ownership of Interests in TRSs,” above.
Characterization of Property Leases
We have acquired and intend to acquire and own commercial properties subject to net leases. We have structured and currently intend to structure our leases so that they qualify as true leases for U.S. federal income tax purposes. For example, with respect to each lease, we generally expect that:
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our operating partnership and the lessee will intend for their relationship to be that of a lessor and lessee, and the relationship will be documented by a lease agreement;

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the lessee will have the right to exclusive possession and use and quiet enjoyment of the properties covered by the lease during the term of the lease;

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the lessee will bear the cost of, and will be responsible for, day-to-day maintenance and repair of the properties other than the cost of certain capital expenditures, and will dictate through the property managers, who will work for the lessee during the terms of the leases, and how the properties will be operated and maintained;

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the lessee will bear all of the costs and expenses of operating the properties, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

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the lessee will benefit from any savings and will bear the burdens of any increases in the costs of operating the properties during the term of the lease;

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in the event of damage or destruction to a property, the lessee will be at economic risk because it will bear the economic burden of the loss in income from operation of the properties subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the property to its prior condition;

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the lessee will indemnify the lessor against all liabilities imposed on the lessor during the term of the lease by reason of (1) injury to persons or damage to property occurring at the properties or (2) the lessee’s use, management, maintenance or repair of the properties;

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the lessee will be obligated to pay, at a minimum, substantial base rent for the period of use of the properties under the lease;

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the lessee will stand to incur substantial losses or reap substantial gains depending on how successfully it, through the property managers, who work for the lessees during the terms of the leases, operates the properties;

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at the time we enter into each lease (or at any time that any such lease is subsequently renewed or extended), the tenant will be able to derive a meaningful profit (after expenses and taking into account the risks associated with the lease) from the operation of the property during the term of its lease; and

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upon termination of each lease, the applicable property will have a remaining useful life equal to at least 20% of its expected useful life on the date the lease is entered into, and a fair market value equal to at least 20% of its fair market value on the date the lease was entered into.

If, however, the IRS were to recharacterize our leases as service contracts, partnership agreements or otherwise, rather than true leases, or disregard the leases altogether for tax purposes, all or part of the payments that we receive from the lessees would not be considered rent and might not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we would not be able to satisfy either the 75% or 95% Gross Income Tests and, as a result, could lose our REIT qualification.
Hedging Transactions
We and our subsidiaries have entered and may continue to enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities that qualify as “hedging transactions” under the Code and Treasury Regulations. These hedging transactions can take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. Income from a hedging transaction, including gain from the sale or disposition of the financial instrument or any periodic income from the instrument, that is clearly identified as a hedging transaction as specified in the Code, will not constitute gross income for purposes of the 95% Gross Income Test or 75% Gross Income Test. The term “hedging transaction” for these purposes generally means (1) any transaction we enter into in the normal course of our business primarily to manage risk of (A) interest rate changes or fluctuation on indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (B) currency fluctuations with respect to any item of income that would qualify under the 75% Gross Income Test or the 95% Gross Income Test, or any property which generates such income and (2) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent the income would jeopardize our REIT status. However, it is possible that our hedging activities may give rise to income that does not qualify for purposes of either or both of the Gross Income Tests, and may adversely affect our ability to satisfy the REIT qualification requirements.
Restrictions on Transfer and Ownership of Stock
In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:
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five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

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100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to continue to qualify as a REIT, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of shares of our stock.
Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transfer and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.
Additionally, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:
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with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

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result in our being “closely held” within the meaning of Code Section 856(h) (regardless of whether the ownership interest is held during the last half of a taxable year);

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result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

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otherwise result in our disqualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons will be null and void and the proposed transferee will not acquire any rights in such stock. In the event of any attempted transfer of our stock which, if effective, would result in (i) violation of the ownership limit discussed above, (ii) our being “closely held” under Code Section 856(h), (iii) our owning (directly or indirectly) more than 9.8% of the ownership interests in any tenant or subtenant or (iv) our otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. These shares so transferred to a beneficial trust are referred to as “Excess Securities.” If the transfer of Excess Securities to a beneficial trust would not be effective for any reason to prevent any of the above violations, then the transfer of that number of shares that would otherwise cause the violation will be null and void and the proposed transferee will not acquire any rights in the shares. Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all dividends and other distributions authorized by our board of directors and declared by us on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to exercise all voting rights of the Excess Securities. Subject to Maryland law, the trustee will also have the authority (i) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer)

will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions that have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.
In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.
Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.
Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver written notice stating the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held.
Tax Aspects of Investments in Partnerships
General.   We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We operate as an umbrella partnership REIT, or UPREIT, which is a structure whereby we own a direct interest in the operating partnership, and the operating partnership, in turn, owns the properties and may possibly own interests in other non-corporate entities that own properties. The non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.
The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This summary should also generally apply to any investment by us in other entities taxable as partnerships.
A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We are required to take into account our allocable share of the foregoing items for purposes of the Gross Income Tests and Asset Tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.
Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes, the operating partnership will be treated as a partnership, if it has two or more partners, or as a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of actual operations and accordingly no assurance can be given that a partnership will at all times satisfy one of these safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income in each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership has had and will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.
If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws summarized above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership were treated as a corporation, items of income, gain, loss, deduction and credit of the partnership would be subject to corporate income tax, and the partners of the partnership would be treated as stockholders, with distributions to the partners being treated as dividends.
Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in the property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.
Income Taxation of Partnerships and their Partners.
Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, the allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder.
In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, the property generally will have an initial tax basis equal to its fair market value, and accordingly, Code Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to the differences as well.
For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.
Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year.
Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As summarized above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.
Partnership Audit Rules
Any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. These rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in shares of our common stock.
Tax Consequences of Exercise of Redemption Rights
Subject to some restrictions, the operating partnership agreement gives holders of limited partnership units the right to redeem their units into cash, subject to our right to pay for the units with shares of common stock rather than with cash. The redemption of units into shares is treated as a taxable sale of the units to us on which the unit owners will generally recognize gain in an amount equal to the value of the shares of common stock received plus the amount of liabilities of the operating partnership allocable to the units being redeemed, less the unit holder’s tax basis in those units. To the extent that the unit holder’s amount realized on the transaction is attributable to the unit holder’s share of inventory or unrealized receivables of the operating partnership, that portion may be recharacterized as ordinary income. No gain or loss will be recognized by us. Our basis in the units will be increased by the amount of cash and the market price of the shares used to acquire the units, and will be adjusted to reflect changes in the liabilities of the operating partnership allocated to us as a result of acquiring the units.
Taxation of U.S. Stockholders
Taxation of Taxable U.S. Stockholders
The following section applies to you only if you are a U.S. Stockholder. Generally, for purposes of this summary, a “U.S. Stockholder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States for U.S. federal income tax purposes;

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a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U. S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our common stock should consult his, her or its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of shares of our common stock by the partnership.
Distributions.   Distributions (including any deemed distributions) that we make to our U.S. Stockholders and that we do not designate as “capital gain dividends” or “qualified dividend income” (as described below) will be treated as dividends of ordinary income to the extent they are made out of our current or accumulated earnings and profits. In addition, for taxable years beginning before January 1, 2026, individuals, trusts and estates generally are entitled to up to a 20% pass-through deduction with respect to that ordinary dividend income for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), so long as certain holding period requirements have been met. Corporate U.S. Stockholders are not entitled to the pass-through deduction or the dividends-received deduction with respect to our distributions. A noncorporate U.S. Stockholder’s ability to claim the deduction equal to 20% of qualifying dividends received may be limited by the U.S. Stockholder’s particular circumstances. In addition, for any noncorporate U.S. Stockholder that claims a deduction in respect of qualifying dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.
Distributions in excess of our current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Stockholder, reducing the U.S. Stockholder’s tax basis in his, her or its shares of our common stock by the amount of the distribution, but not below zero, and then as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of our earnings and profits reduce the U.S. Stockholder’s tax basis in shares of our common stock, this will increase the U.S. Stockholder’s gain, or reduce the U.S. Stockholder’s loss, on any subsequent sale of shares of our common stock.
Distributions that are designated as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Stockholder that receives the distribution has held its shares of our common stock. However, corporate U.S. Stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In those instances, U.S. Stockholders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of our stock by the after-tax amount of the gain.
With respect to U.S. Stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions (including any deemed distributions) paid to U.S. Stockholders as qualified dividend income. A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Stockholders as capital gain; provided, that the U.S. Stockholder has held the shares of our common stock with respect to which the distribution is made for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
(1)   the qualified dividend income received by us during the taxable year from C corporations (including any TRSs);

(2)   the amount of earnings and profits accumulated in a non-REIT year that were distributed by us during the taxable year;
(3)   the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to our undistributed REIT taxable income; and
(4)   the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to the built-in gain.
Although U.S. Stockholders generally will recognize taxable income in the year that a distribution is received, any distribution that we declare in October, November or December of any year that is payable to a U.S. Stockholder of record on a specific date in that month will be treated as both paid by us and received by the U.S. Stockholder on December 31 of the year it was declared even if paid by us during January of the following calendar year.
We have the ability to declare and pay a large portion of a distribution on our common stock in shares of our common stock. As long as a portion of the distribution is paid in cash (which portion can be as low as 20%, or 10% for distributions declared on or after April 1, 2020, and on or before December 31, 2020) and certain requirements are met, the entire distribution (to the extent of our current or accumulated earnings and profits) will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Stockholders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our common stock. In general, any distribution on shares of our common stock will be taxable as a dividend unless the entire distribution is paid in shares of our common stock, which would be treated as a non-taxable distribution.
Distributions that we make and gains arising from the sale or exchange by a U.S. Stockholder of our common stock will not be treated as passive activity income. As a result, U.S. Stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Any net operating losses or capital losses we have that are carried forward to future tax years may be used in those later years, subject to limitations, to reduce the amount of distributions required to satisfy the REIT distribution requirements. However, because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Stockholders may not use any of our operating or capital losses to reduce their tax liabilities.
Sales of Shares.   The amount of net capital gain or loss recognized upon the sale or other disposition of shares of our common stock by a U.S. Stockholder generally would equal the difference between (1) the amount of cash and fair market value of any property received in the sale and (2) the U.S. Stockholder’s tax basis in the shares sold. Gain on a sale of shares of our common stock by a U.S. non-corporate investor generally will qualify for reduced U.S. federal income tax rates applicable to long-term net capital gain, provided that the investor held the shares of our common stock for longer than one year prior to the sale. However, any loss from a sale or exchange of shares of our common stock by a U.S. Stockholder who has held the shares of our common stock for six months or less generally will be treated as a long-term capital loss to the extent that the U.S. Stockholder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations. Gains recognized by U.S. Stockholders that are corporations are subject to U.S. federal income tax at the corporate tax rate. Except in limited circumstances, as summarized above with respect to capital gains dividends or qualified dividend income, the reduced tax rate for long-term net capital gains will not apply to dividends paid by us.
Taxation of Tax-Exempt U.S. Stockholders
U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income tax except with respect to their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, distributions paid on shares of our common stock should not constitute UBTI unless the tax-exempt entity (i) has borrowed funds or otherwise incurred acquisition indebtedness to acquire its shares of stock, or (ii) otherwise uses the shares of stock in an unrelated trade or business.
In certain circumstances, a pension trust that owns more than 10% of our common stock could be required to treat a percentage of the dividends it receives from us as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our common stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our common stock, collectively owns more than 50% of our common stock. Certain restrictions on ownership and transfer of our common stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our common stock and, in turn, should prevent us from becoming a pension-held REIT.
Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.
Medicare Tax
Certain net investment income earned by U.S. citizens and resident aliens and certain estates and trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of our common stock. U.S. Stockholders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of their shares.
Backup Withholding and Information Reporting
We will report to our U.S. Stockholders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of any tax withheld. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the current rate of 24% until December 31, 2025 and 28% thereafter with respect to dividends (including any deemed dividends) paid unless the U.S. Stockholder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that the number is correct and that the U.S. Stockholder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Stockholder who fails to certify their non-foreign status or with respect to which the IRS notifies us that the U.S. Stockholder is subject to backup withholding. See the “— Taxation of Non-U.S. Stockholders” portion of this section.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Stockholder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Taxation of Non-U.S. Stockholders
Generally, for purposes of this summary, a “Non-U.S. Stockholder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Stockholder.
Distributions
In General.   Distributions that we make to our Non-U.S. Stockholders that are not attributable to gain from our sales or exchanges of United States real property interests (“USRPIs”), and that are not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Ordinary dividends to Non-U.S. Stockholders generally are subject to a 30% withholding tax at the time of distribution, unless this dividend is effectively connected with a U.S. trade or business of the Non-U.S. Stockholder or an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

If income from the investment in shares of our common stock is treated as effectively connected with the Non-U.S. Stockholder’s conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Stockholders are taxed with respect to dividends (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Stockholder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our common stock.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent they do not exceed the adjusted tax basis of the Non-U.S. Stockholder’s shares of our common stock. Instead, they will reduce the adjusted tax basis of the Non-U.S. Stockholder’s shares of our common stock. To the extent that the distributions exceed the adjusted tax basis of a Non-U.S. Stockholder’s shares of our common stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of its shares of our common stock, as described in the “Sales of Shares” portion of this section below.
Distributions Attributable to Sale or Exchange of Real Property.   Pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions that are attributable to gain from our sales or exchanges of USRPIs (“USRPI capital gain”) will, except as described below, be taxed to a Non-U.S. Stockholder as if the gain were effectively connected with a U.S. trade or business. Non-U.S. Stockholders therefore would be taxed at the normal capital gain rates applicable to U.S. Stockholders (without regard to whether we designate the distribution as a capital gain dividend), and would be subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to any treaty exemption. We (or applicable withholding agent) are required by the Treasury Regulations to withhold 21% of any distribution that we could designate as a capital gain dividend. However, if we designate as a capital gain dividend a distribution made before the day we actually effect the designation, then although the distribution may be taxable to a Non-U.S. Stockholder, withholding would not apply to the distribution under FIRPTA. Rather, we must effect the withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The Non-U.S. Stockholder may credit the amount withheld against the Non-U.S. Stockholder’s U.S. tax liability. The withheld amounts do not represent actual tax liabilities and are creditable by the Non-U.S. Stockholder against its actual U.S. federal income tax liabilities. The Non-U.S. Stockholder would be entitled to a refund of any amounts withheld in excess of its actual U.S. federal income tax liabilities, provided that the Non-U.S. Stockholder files applicable returns or refund claims with the IRS. We anticipate that distributions in respect of our common stock will be subject to the rules set forth in this paragraph.
However, generally, pursuant to FIRPTA, distributions of USRPI capital gains are not treated as effectively connected income for a Non-U.S. Stockholder and instead are treated and taxed as ordinary dividends if (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (2) the Non-U.S. Stockholder does not own more than 10% of that class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. As a result of the listing of our Class A common stock on the NYSE, we anticipate that shares of our Class A common stock (but not our Class B common stock) will be “regularly traded” on an established securities market for the foreseeable future, although, no assurance can be given that this will be the case.
In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.
A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. Stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the Non-U.S. Stockholder’s U.S. trade or business, in which case the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to the gain, or (2) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Stockholder will incur tax on his or her capital gains.
Sales of Shares.   Gain recognized by a Non-U.S. Stockholder upon a sale of shares of our common stock generally will not be subject to U.S. federal income taxation; provided, that: (1) such gain is not effectively connected with the conduct by the Non-U.S. Stockholder of a trade or business within the U.S.; (2) the Non-U.S. Stockholder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (3) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our common stock continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) the shares sold are of a class of our common stock that is “regularly traded” on an established securities market and the selling Non-U.S. Stockholder has not held more than 10% of our outstanding shares of that class of stock at any time during the five-year period ending on the date of the sale.
We believe that we qualify as “domestically controlled.” However, even if we were not domestically controlled, we anticipate that, as a result of the listing of our Class A common stock on the NYSE, shares of our Class A common stock (but not our Class B common stock) will be “regularly traded” on an established securities market for the foreseeable future, although no assurance can be given that this will be the case. If the gain on the sale of shares of our common stock were to be subject to U.S. federal income taxation, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to that gain, and the purchaser of shares of our common stock may be required to withhold a portion of the gross purchase price.
In addition, dispositions of our stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of those qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our stock. Furthermore, dispositions of our stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. Stockholders should consult their tax advisors regarding the application of these rules.
Foreign Account Tax Compliance Act (“FATCA”)
Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (including investment entities) and certain other non-U.S. entities as designated in the Code, the Treasury Regulations, or applicable intergovernmental agreement between the United States and a foreign country. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owners) unless the foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (2) a non-financial foreign entity that is the beneficial owner of the payment unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and the entity meets certain other specified requirements. The Treasury Regulations provide that these rules generally will apply to payments of dividends on shares of our common stock. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.
Other Tax Considerations
State, Local and Foreign Taxes.
We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences summarized above. Any foreign taxes incurred by us would not pass through to U.S. Stockholders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in shares of our common stock.
Legislative Proposals.
You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our securities.
USE OF PROCEEDS
To the extent shares of Class A common stock are purchased from the Company under the Plan, it will receive additional funds for general corporate purposes. We have no basis for estimating the number of shares of Class A common stock that will be sold or the prices at which those shares of Class A common stock will be sold.
PLAN OF DISTRIBUTION
We are offering a maximum of 9,240,146 shares of Class A common stock through the Plan. Subject to the availability of shares of Class A common stock registered for issuance under the Plan, there is no total maximum number of shares of Class A common stock that can be issued pursuant to the reinvestment of distributions. We have no basis for estimating the number of shares of Class A common stock that will be sold or the prices at which those shares of Class A common stock will be sold. We will not pay any brokerage commissions or fees in connection with the sale of shares of Class A common stock pursuant to the Plan.
Except to the extent the Plan Administrator purchases shares of Class A common stock in open market transactions, the shares of Class A common stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell shares of Class A common stock to owners of shares (including brokers or dealers) who, in connection with any resales of those shares, may be deemed to be underwriters. In connection with any transaction on this basis, compliance with Regulation M under the Exchange Act would be required. Those shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Class A common stock trade or in privately negotiated transactions. The shares of Class A common stock are currently listed on the NYSE. Any underwriter involved in the offer and sale of the shares of Class A common stock will be named in the applicable prospectus supplement. Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the shares of Class A common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.
Except with respect to open market purchases of shares of Class A common stock relating to reinvested distributions, the Company will pay any and all fees and related expenses incurred in connection with purchases of shares of Class A common stock under the Plan. Upon withdrawal by a Participant from the Plan by the sale of shares of Class A common stock held under the Plan, the Participant will receive the proceeds of such sale less a nominal fee per transaction paid to the Plan Administrator (if such resale is made by the Plan Administrator at the request of a Participant), any related fees and any applicable transfer taxes.
The Administrator is authorized to deny participation in the Plan to residents of any state or foreign jurisdiction that imposes restrictions on participation in the Plan that conflict with the general terms and provisions of the Plan. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of Class A common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.
EXPERTS
The financial statements as of December 31, 2019 and for the year ended December 31, 2019 incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of American Realty Capital New York City REIT, Inc. (n/k/a New York City REIT, Inc.) as of December 31, 2018, and for the years ended December 31, 2018 and 2017, have been incorporated by reference in this prospectus in reliance on the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.
LEGAL MATTERS
Certain U.S. federal income tax matters have been passed upon by Proskauer Rose LLP. The validity of the shares offered by this prospectus has been passed upon for us by Venable LLP.

PROSPECTUS
DISTRIBUTION REINVESTMENT PLAN
9,240,146 SHARES OF CLASS A COMMON STOCK
We have not authorized any dealer, salesperson or other individual to give any information or to make any representations that are not contained in this prospectus. If any such information or statements are given or made, you should not rely upon such information or representation. This prospectus does not constitute an offer to sell any securities other than those to which this prospectus relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information.
August 19, 2020
PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution
The following table sets forth the estimated fees and expenses payable by us in connection with the issuance and distribution of the shares of Class A common stock registered hereby:
SEC registration fee*	$68,994
Blue Sky Fees and Expenses**	100,000
Legal Fees and Expenses**	200,000
Accounting Fees and Expenses**	100,000
Transfer Agent Fees**	1,500,000
Printing, Mailing Expenses**	1,600,000
Total	$3,568,994

*
No additional securities are being reported. Registration fees were paid with the original filing of the registration statement on May 22, 2015. No additional registration fees are required.

**
Previously estimated.

Item 15.   Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of  (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the appropriate standard of conduct was not met.
Our charter and bylaws require us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•
any present or former director or officer who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity;

•
any individual who, while our director or officer and at our request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to or witness in the proceeding by reason of his or her service in that capacity; or

•
our advisor and its affiliates from and against any claim, liability or expense to which they may become subject or which they may incur by reason of their service as our advisor.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of us or a predecessor of us.
We have entered into an indemnification agreement with each of our directors and officers, and certain former directors and officers, providing for indemnification of such directors and officers to the maximum extent permitted by Maryland law. The indemnification agreements provide that each indemnitee is entitled to indemnification unless it is established that (1) the act or omission of an indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) such indemnitee actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, such indemnitee had reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further limit each indemnitee’s entitlement to indemnification in cases where (1) the proceeding was one by or in the right of us and such indemnitee was adjudged to be liable to us, (2) such indemnitee was adjudged to be liable on the basis that personal benefit was improperly received in any proceeding charging improper personal benefit to such indemnitee or (3) the proceeding was brought by such indemnitee, except in certain circumstances.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 16.   Exhibits
(a)   The following documents are filed as part of this Registration Statement:
Exhibit No.	Description
4.1(1)	Articles of Amendment and Restatement
4.2(2)	Articles of Amendment relating to corporate name change
4.3(1)	Amended and Restated Bylaws of New York City REIT, Inc.
4.4(3)	Amendment to Amended and Restated Bylaws of New York City REIT, Inc.
4.5(4)	Articles of Amendment relating to reverse stock split
4.6(4)	Articles of Amendment relating to par value decrease and common stock name change
4.7(4)	Articles Supplementary classifying and designating Class B common stock
4.8(5)	Articles Supplementary classifying and designating Series A Preferred Stock
4.9(5)	Amended and Restated Agreement of Limited Partnership of New York City Operating Partnership, L.P., dated as of August 18, 2020
4.10(5)	Amended and Restated Distribution Reinvestment Plan of New York City REIT, Inc.
4.11(5)	Amended and Restated Rights Agreement, dated as of August 17, 2020, between New York City REIT, Inc. and Computershare Trust Company, N.A., as Rights Agent
5.1*	Opinion of Venable LLP regarding legality of securities being registered
8.1*	Opinion of Proskauer Rose LLP as to tax matters
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of KPMG LLP
23.3*	Consent of Venable LLP (included in Exhibit 5.1)
23.4*	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1*	Power of Attorney (included on the signature page to this registration statement)

*
Filed herewith

(1)
Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on August 14, 2018.

(2)
Filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on March 15, 2019.

(3)
Filed as an exhibit to our Form 8-K filed with the SEC on May 19, 2020.

(4)
Filed as an exhibit to our Form 8-K filed with the SEC on August 5, 2020.

(5)
Filed as an exhibit to our Form 8-K filed with the SEC on August 18, 2020.

Item 17.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)   to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)   to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that clauses (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)   each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii)   each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)   that, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)   any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)   the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)   any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission and such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 19, 2020.
New York City REIT, Inc.
By:
/s/ Edward M. Weil, Jr.

Edward M. Weil, Jr.
Executive Chairman, Chief Executive Officer, President and Secretary (Principal Executive Officer)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward M. Weil, Jr. as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement for New York City REIT, Inc. on Form S-3 and all pre- and post-effective amendments to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent and his substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Edward M. Weil, Jr. Edward M. Weil, Jr.	Executive Chairman, Chief Executive Officer, President and Secretary (Principal Executive Officer)	August 19, 2020
/s/ Christopher J. Masterson Christopher J. Masterson	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 19, 2020
/s/ Lee M. Elman Lee M. Elman	Independent Director	August 19, 2020
/s/ Abby M. Wenzel Abby M. Wenzel	Independent Director	August 19, 2020
/s/ Elizabeth K. Tuppeny Elizabeth K. Tuppeny	Independent Director	August 19, 2020